UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                       Pilgrim America Capital Corporation
                       -----------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   7214R 10 8
                                 --------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [X]  Rule 13d-1(b)
           [ ]  Rule 13d-1(c)
           [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

                                  SCHEDULE 13G

CUSIP No. 7214R 10 8                                           Page 2 of 5 Pages
--------------------                                           -----------------
================================================================================
1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robert W. Stallings
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       499,367
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     24,917
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       499,367
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       24,917
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      524,284
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.29%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

ITEM 1(a) NAME OF ISSUER:

        Pilgrim America Capital Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        40 North Central Avenue, Suite 1200
        Phoenix, AZ 85004

ITEM 2(a) NAME OF PERSON FILING:

        Robert W. Stallings

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        40 North Central Avenue, Suite 1200
        Phoenix, AZ 85004

ITEM 2(c) CITIZENSHIP:

        U.S.A.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

        Common Stock

ITEM 2(e) CUSIP NUMBER:

        7214R 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

                                Page 3 of 5 Pages

        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)
                (1)(ii)(G) (NOTE: See Item 7)

        (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

                Not applicaable.

ITEM 4. OWNERSHIP.

        Items (a) through (c): See items 1 and 5-11 of the cover pages to this filing.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

                                Page 4 of 5 Pages

ITEM 10. CERTIFICATION

          The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 9, 1999                    By: /s/ Robert W. Stallings
                                               ---------------------------------
                                               Robert W. Stallings